Exhibit 10.11
John Federman
7 Surf Street
Marblehead, MA 01945
Re: Resignation Agreement	October 9, 2007
Dear John,
This letter documents the agreement between you and Bob Burke, ATG CEO, relative to your resignation from ATG.
Based upon your stated intention to leave ATG prior to the committed date of 12/31/07, we commit to the following agreement:
•	You will continue in your current capacity and assist ATG in the integration of eStara.

•	You will give ATG at least 1 month notice of resignation on or before December 1, 2007.

•	At the time of your voluntary termination of ATG (on or before 12/31/07), we will grant you your pro-rated 2007 bonus amount earned against stated criteria.

•	Following your termination, and for the duration until 12/31/07, we will engage in a consulting agreement with you to complete the integration. This contract will require you to be available for questions, consultation and continued support in making the eStara integration into ATG successful.

•	Compensation for this consulting contract will consist of your remaining earned 2007 bonus amount and will be paid at the conclusion of the audited 2007 results.

•	You will continue to receive all salary through your termination date. You will continue to receive all the health & welfare benefits outlined in your offer of ATG employment dated 9/15/2006 (the “Offer Letter”), through 12/31/2007.

•	If your termination date occurs before 11/30/07, you will receive an additional bonus equal to the closing price of ATG’s common stock on Friday, November 30, 2007, multiplied by 3,159. (For example, if the stock closes at $3.00 per share, you would receive a bonus of $9,477.)

•	The Offer Letter shall remain in effect, except as modified by the above terms of this Resignation Agreement.
Please confirm that this summarizes our agreement by signing below. I look forward to working with you in the eStara integration.
Yours sincerely,
/s/ Patricia O’Neill
Patricia O’Neill
SVP, Human Resources
Agreed:
/s/ John Federman
John Federman